Execution Version

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between (i) John Labate (“Employee”) and (ii) Golden Star Management Services Company (the “Company”). Labate and the Company may be referred to collectively in this Agreement as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Employee and the Company entered into an Employment Agreement dated August 20, 2008 (the “Employment Agreement”) pursuant to which the Company employed Employee as the Senior Vice President and Chief Financial Officer of Golden Star Resources Ltd. (“Golden Star”);
WHEREAS, in conjunction with the Employment Agreement, Employee and the Company executed a Confidentiality and Restrictive Covenant Agreement dated August 20, 2008 (the “Confidentiality Agreement”), a copy of which is attached to this Agreement as Exhibit A;

WHEREAS, Employee’s employment with the Company ended effective February 7, 2012;

WHEREAS, this Agreement is being executed as contemplated by, and as a condition precedent to Employee receiving severance under, the Employment Agreement;

WHEREAS, the Parties wish to resolve fully and finally any potential disputes or claims by Employee against the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1.Separation and Effective Date. Employee’s employment with the Company and officer position with Golden Star and Insperity PEO Services, L.P., formerly known as Administaff Companies II, L.P. (“Insperity”), ended on February 7, 2012 (the “Separation Date”). In connection with this Agreement, Employee will resign all positions Employee has with the Company, Golden Star, and any of Golden Star’s subsidiaries, including, without limitation, any positions as an officer or member of any board of directors, and Employee will take all acts necessary to effectuate such resignations. This Agreement shall become effective (the “Effective Date”) on the eighth day after employee signs this Agreement, provided Employee has not revoked Employee’s acceptance pursuant to Paragraph 8.g. below.

2.    Separation Package.
a.    After the Effective Date, and on the express condition that Employee has not revoked this Agreement, the Company will pay Employee a single lump sum severance payment in the amount of three hundred ninety-seven thousand, three hundred fourteen dollars and thirteen cents ($397,314.13), less applicable deductions and withholdings. This payment (less applicable deductions and withholdings) will be mailed to Employee’s residence address. Employee acknowledges and agrees that the severance payment to be paid under this Agreement is due solely from the Company and that Insperity has no obligation to pay the severance payment even though the payment may be processed through Insperity.
b.    Employee currently has unvested Golden Star stock options. In consideration for Employee signing and not revoking this Agreement, the vesting of Employee’s outstanding unvested options will be accelerated, and Employee’s unvested options will become vested as of the Resignation Date. Moreover, if Employee signs and does not revoke this Agreement, Employee shall have the right to exercise such options until 5:00 p.m. MST on February 7, 2013. Other than as provided herein, the terms of Employee’s stock option agreements and Golden Star’s stock option plan (attached hereto as Exhibit B) remain in full force and effect. Golden Star may, consistent with its obligations under such plan, amend or discontinue any or all stock option plans at any time.
c.    Reporting of and withholding on any payment or consideration under this Paragraph 2 for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of the payment pursuant to subparagraphs above, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, or interest, which are or become due from the Company. Employee represents and warrants that it is Employee’s sole responsibility to obtain advice concerning any tax consequences resulting from this Agreement.
3.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and operated accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. Employee shall, at the request of the Company, take any action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. The consideration described in Paragraph 2.a. is intended to be, to the fullest extent permitted by Section 409A, a “short-term deferral” as defined in Treas. Reg.
§ 1.409A-1(b)(4) or “separation pay due to involuntary separation from service” described in Treas. Reg. § 1.409A-1(b)(9)(iii).
4.    General Release.
a.    Employee, for himself and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company, Golden Star, Insperity, and any of their current and former respective subsidiaries, predecessors, successors, parents, affiliates, and assigns, and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, employees, and insurers (collectively the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).
b.    The Released Claims specifically include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company/Golden Star or the separation thereof; (ii) statements, acts, or omissions by the Company/Golden Star or the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties (including any offer letters and the Employment Agreement) and any claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan; (v) any relationship between Employee and the Company/Golden Star and any of the Released Parties; (vi) all United States and Canadian federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993 (as amended), the Worker Adjustment and Retraining Notification Act, or any other United States or Canadian federal, state, or municipal law prohibiting discrimination or termination for any reason;
(vii) United States and Canadian state and federal common law; (viii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company/Golden Star are or were parties, to comply with, or to be operated in compliance with, Section 409A, or any similar provision of state or local income tax law; and (ix) any claim which was or could have been raised by Employee.
5.    Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.
6.    No Application. Employee agrees Employee will not apply for an employment position or a contractor position with the Company/Golden Star or the Released Parties in the future and that no such applications are pending as of the Effective Date.
7.    No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
8.    Warranties. Employee warrants and represents as follows:
a.    He has read this Agreement, and he agrees to the conditions and obligations set forth in it.
b.    He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Released Parties including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Released Parties.
c.    He has no knowledge of the existence of any lawsuit, charge, or proceeding against any of the Released Parties or any of their respective officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.
d.    He has not used or disclosed any information in a manner that would be a violation of the terms set forth below if such use or disclosure were to be made after the execution of this Agreement.
e.    He has full and complete legal capacity to enter into this Agreement.
f.    He has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that he had the full twenty-one (21) days if he so desired and that he was not pressured by any of the Released Parties to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right he had to review the Agreement for a full twenty-one (21) days.
g.    He understands that this Agreement waives any claim he may have under the Age Discrimination in Employment Act. Employee may revoke this Agreement for seven (7) days following its execution, and this Agreement shall not become enforceable and effective until seven (7) days after such execution. If Employee chooses to revoke this Agreement, he must provide written notice to Monica Mumford, Golden Star Management Services Company, 10901 W. Toller Drive, Suite 300, Littleton, Colorado 80127, facsimile number (303) 830-9094 by hand delivery and by facsimile within seven (7) calendar days of Employee’s execution of this Agreement. If Employee does not revoke within the seven-day period, the right to revoke is lost.
h.    He admits, acknowledges, and agrees that he is not otherwise entitled to the payment amount and other consideration set forth in Paragraph 2, and such consideration is good and sufficient consideration for this Agreement.
i.    He admits, acknowledges, and agrees that he has been fully and finally paid or provided all wages, compensation, vacation, expenses, bonuses, stock, stock options, or other benefits, which are or could be due to Employee.
9.    Confidential Information and Non-Solicitation.
a.    Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached, shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement. Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments, (ii) for the purpose of enforcing any term of this Agreement, or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about this matter, Employee shall state, “My employment with the Company has ended,” and nothing more.
b.    Employee shall not use, or disclose to any third party, any of the Company’s business, personnel, or financial information that Employee learned during his employment with the Company/Golden Star or his relationship with the Released Parties. Employee hereby expressly acknowledges that any breach of this Paragraph 9 shall result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Employee by the Company, and possibly by others.
c.    Employee agrees that, for two (2) years following the Separation Date, he will not directly or indirectly solicit for employment, attempt to hire, or hire any employee of the Released Parties. Employee also agrees that he will not otherwise directly or indirectly induce any employee of the Released Parties to cease employment with those entities or otherwise or interfere with those entities’ relationships with their employees.
10.    Non-Disparagement and Requests for References. Employee agrees not to make to any person any statement that disparages the Released Parties or reflects negatively on the Released Parties, including, but not limited to, statements regarding the Company’s or Golden Star’s financial condition, employment practices, or its officers, directors, board members, employees, affiliates, attorneys, customers, or vendors. In response to requests for references and job related inquiries, the Company shall provide Employee’s dates of employment and positions held.
11.    Cooperation. Employee will cooperate with the Company in answering the Company’s questions and providing assistance to the Company in connection with the transition following Employee’s separation of employment. Employee acknowledges and agrees that, during that time period, he will cooperate and make himself available to provide periodic assistance to the Company with respect to outstanding issues that may arise after Employee’s termination of employment. The Parties expressly agree that nothing in this Paragraph 11 creates any type of employment or consultancy relationship between Employee and the Company. The Company shall reimburse Employee for Employee’s reasonable out of pocket expenses incurred in complying with this Paragraph 11 upon receipt of documentation verifying such expenses.
12.    Return of Company Property and Information. Employee represents and warrants that, prior to his execution of this Agreement, he will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks, electronic or data files, copies, photographs, maps, and transparencies) that relate in any way to the Released Parties, whether or not developed, produced, or conceived, in whole or in part, by Employee during the term of his employment with the Company. Employee agrees that, to the extent that he possesses any files, data, or information relating in any way to the Released Parties on any personal computer or data storage device, he will delete those files, data, or information (and will retain no copies in any form). Employee also will return any tools, equipment, calling cards, credit cards, access cards, keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the date he executes this Agreement.
13.    Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.
14.    Assignment. The Company may assign its rights under this Agreement. Employee cannot assign his rights under this Agreement without the written consent of the Company.
15.    Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
16.    Counterparts, Facsimiles, and Copies. This Agreement may be executed in counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original, and, taken together, shall constitute one and the same instrument. Faxed, copied, and electronic signatures will be treated as originals.
17.    Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties hereto. Accordingly, the Parties agree that the rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
18.    Entire Agreement. This Agreement, and the Confidentiality Agreement (which will continue in full force and effect), constitute the entire agreement between the Parties. Except as set forth in the preceding sentence of this Paragraph, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties, and Employee acknowledges that he has not relied on any promise, representation, or statement other than those set forth herein. This Agreement cannot be modified except in writing signed by all Parties.
19.    Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue shall be in the federal or state courts in Colorado, and Employee agrees to submit to the jurisdiction of those courts.
IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.

EMPLOYEE:

/s/ John Labate        February 10, 2012
John Labate    Date

GOLDEN STAR MANAGEMENT SERVICES COMPANY:

/s/ Thomas G. Mair        February 11, 2012
By: Thomas G. Mair    Date
Title: President and CEO

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